Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

WildHorse Resource Development Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-215124) on Form S-8 of WildHorse Resource Development Corporation of our report dated June 9, 2017, with respect to Anadarko Petroleum Corporation’s Statements of Revenues and Direct Operating Expenses for the Eaglebine and Northstars Properties for the years ended December 31, 2016, 2015, and 2014, which report appears in the Form 8-K of WildHorse Resource Development Corporation Company dated July 7, 2017.

(signed) KPMG LLP

Houston, Texas

July 7, 2017